EXHIBIT 99.1

NGP Capital Resources Company Announces First Two Middle Market Investments Totaling $26.5 Million

Houston, Feb. 22, 2013 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (NASDAQ: NGPC) (the "Company") today announced the closing of its first two non-energy middle market portfolio investments, totaling $26.5 million.  The Company completed a $17.5 million investment in a Texas-based at-home health service provider and a $9.0 million investment in a leading manufacturer of urinalysis testing products.

OCI Holdings, LLC

On February 15, 2013, the Company closed a $17.5 million investment in OCI Holdings, LLC ("OCI").  The Company's investment in OCI includes a $15.0 million subordinated note and a $2.5 million direct equity co-investment.  OCI is a home health provider of physical, occupational and speech therapy services to pediatric patients in the state of Texas.  Proceeds from the investment were used to refinance OCI and to finance OCI's strategic acquisition of a provider of similar services.  The Company partnered with Ancor Capital Partners, a Fort Worth-based sponsor, and OCI's management team to facilitate this transaction.

KOVA International, Inc.

On February 15, 2013, the Company provided $9.0 million of Senior Subordinated Notes to KOVA International, Inc. ("KOVA") in order to facilitate the acquisition of the urinalysis division of  Hycor Biomedical, Inc. by One Rock Capital Partners, Laurel Crown Partners and StoneCreek Capital.  Since 1974, the KOVA product lines have been among the leading disposable plastics and liquid controls products used in the urinalysis testing market.

Steve Gardner, the Company's President and CEO stated, "We are impressed with the experience and operational performance of the management teams at both OCI and KOVA, and are pleased to support them and to facilitate the continued expansion of their businesses.  We look forward to working with Ancor Capital Partners, One Rock, Laurel Crown and StoneCreek Capital in these businesses, as well as continuing to expand our relationships with each of these sponsors in the future."

Michael Brown, the Company's Managing Director and Head of Middle Market Investments, added, "We have been pleased with the market's response to our expansion into the middle market sector.  It has been great to reconnect and partner once again with many fund sponsors, former management teams and colleagues with whom I have worked in the past.  Our ability to demonstrate flexibility with deal size and structure, competitive pricing and market terms, and a streamlined approval process has been well received by buyers and gives them the assurances they need in today's market environment.  We look forward to continuing to build our middle market portfolio, as well as continuing to build on our strength in the energy sector."

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940.  We principally invest in private companies and from time to time, we may also invest in public companies.  We invest primarily in senior secured and mezzanine loans according to our business plan and in some instances receive equity interests in portfolio companies in connection with such investments.  Our manager is NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management ("NGP ECM").  Founded in 1988, NGP ECM is a premier investment franchise in the natural resources industry, which together with its affiliates has managed $13 billion in cumulative committed capital since inception.

Forward-Looking Statements

This press release may contain forward-looking statements.  We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements.  These forward-looking statements are subject to various risks and uncertainties.  Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the  future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international  economic conditions and their  impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC").

You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made.  We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing.  Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities.  Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov, and in the Investor Relations section of our website at www.ngpcrc.com.  Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT:

Please send investment proposals to:

NGP Capital Resources Company 713-752-0062

Steve Gardner (sgardner@ngpcrc.com),

Michael Brown (mbrown@ngpcrc.com),

Hans Hubbard (hhubbard@ngpcrc.com), or

Chris Ryals (cryals@ngpcrc.com).

CONTACT: Investor Relations:  L. Scott Biar (investor_relations@ngpcrc.com) 713-752-0062.